UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2019

SPIRIT REALTY CAPITAL, INC.

SPIRIT REALTY, L.P.

(Exact name of registrant as specified in its charter)

Maryland (Spirit Realty Capital, Inc.)	001-36004	20-1676382 (Spirit Realty Capital, Inc.)

Delaware (Spirit Realty, L.P.)	333-216815-01	20-1127940 (Spirit Realty, L.P.)
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2727 North Harwood Street, Suite 300

Dallas, Texas 75201

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (972) 476-1900

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Registrant	Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Spirit Realty Capital, Inc.	Common Stock, $0.05 par value per share	SRC	New York Stock Exchange
Spirit Realty Capital, Inc.	6.000% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share	SRC-A	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Spirit Realty Capital, Inc.:	Emerging growth company ☐

Spirit Realty, L.P.:	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. Spirit Realty Capital, Inc.:  ☐    Spirit Realty, L.P.:  ☐

Item 1.02.	Termination of a Material Definitive Agreement.

The disclosure set forth in Item 8.01 related to the termination of the Asset Management Agreement (as defined below) is incorporated by reference into this Item 1.02.

Item 7.01.	Regulation FD Disclosure.

On June 3, 2019, Spirit Realty Capital, Inc. (the “Company”) issued a press release regarding the announcement by Spirit MTA REIT (NYSE: SMTA) (“SMTA”), externally managed by a subsidiary of the Company, that SMTA had reached a definitive agreement to sell the assets held in Master Trust 2014 (the “MTA Sale”). A copy of the press release is attached hereto as Exhibit 99.1 and shall be deemed “furnished” not “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any of the Company’s filings, whether made before or after the date hereof, regardless of any general incorporation language in any such filing.

Item 8.01.	Other Events.

In conjunction with the MTA Sale, the Company has agreed to terminate the existing Asset Management Agreement originally entered into with SMTA on May 31, 2018 (the “Asset Management Agreement”). Under the Asset Management Agreement, a subsidiary of the Company (the “Manager”) provided a management team, consisting of employees of the Company, who were responsible for implementing SMTA’s business strategy and performing certain services for SMTA, including SMTA’s day-to-day functions, subject to oversight by SMTA’s board of trustees. For its services, the Manager was entitled to an annual management fee of $20.0 million, payable in equal monthly installments, in arrears, as well as reimbursement of certain expenses, and was also entitled to certain incentive compensation and a promote payment based on meeting certain shareholder return thresholds. The Asset Management Agreement had an initial three-year term, with automatic one-year renewal terms unless terminated. Under the terms of the Asset Management Agreement, in connection with its termination, the Company became entitled to a termination fee of approximately $48 million and waived its rights to potential additional consideration in the form of a promote payment.

In connection with the closing of the MTA Sale and the termination of the Asset Management Agreement, SMTA is required to repurchase the 6,000,000 10.0% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest of SMTA currently held by a subsidiary of the Company at the liquidation preference of $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of the closing of the MTA Sale.

Also in connection with the MTA Sale, a subsidiary of the Company agreed to sell the fee interest in three Pilot Travel Centers to a subsidiary of SMTA for a purchase price of $55 million, subject to customary prorations and approximately $27 million in related party note repayments to SMTA.

The Company has also agreed to enter into an interim asset management agreement with SMTA, effective immediately following the termination of the Asset Management Agreement, pursuant to which the Manager will provide to SMTA similar services to those provided under the Asset Management Agreement as well as services related to the liquidation of the remaining SMTA assets. The Manager will receive $1 million during the initial one-year term of the agreement and $4 million for any one-year renewal term, plus certain cost reimbursements. The agreement is terminable at any time by SMTA and after one year by the Company, in each case without a termination fee.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

Date: June 3, 2019

SPIRIT REALTY CAPITAL, INC.

By:	/s/ Michael Hughes
Michael Hughes
Executive Vice President and Chief Financial Officer

SPIRIT REALTY, L.P.

By:	Spirit General OP Holdings, LLC, as general partner of Spirit Realty, L.P.

By:	/s/ Michael Hughes
Michael Hughes
Executive Vice President and Chief Financial Officer